Exhibit 16.3

November 25, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements made by Committed Capital Acquisition Corporation (the "Company") regarding our audit relationship with the THE ONE GROUP, LLC and subsidiaries under "Change in Auditor" in the Company's Form 8-K (Amendment No. 2) filing (date of report, October 16, 2013). We agree with the statements concerning our Firm in such Form 8-K/A, except that (i) the commencement date of our engagement was January 11, 2010 and (ii) we are unable to comment regarding the termination date disclosed by the Company as July 25, 2013. We have no basis on which to agree or disagree with any other statements made in such Form 8-K/A.

Very truly yours,

/s/ CohnReznick LLP

CohnReznick LLP